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                                                                     EXHIBIT 4.1

                              HANOVER DIRECT, INC.
                        2000 MANAGEMENT STOCK OPTION PLAN

            1. PURPOSE. The purpose of this Hanover Direct, Inc. 2000 Management Stock Option Plan (the "Plan") is to advance the interests of Hanover Direct, Inc. (the "Company") and its shareholders by providing employees and officers of, and consultants to, the Company and its affiliates, through the grant of options to purchase shares of Common Stock (as hereinafter defined), with a larger personal and financial interest in the success of the Company.

            2. ADMINISTRATION. The Plan shall be administered by a committee (the "Committee") consisting of at least two members of the Board of Directors of the Company (the "Board"). The Committee shall be constituted in such a manner as to satisfy the requirements of applicable law, the provisions of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or any successor rule. The Committee shall be appointed, and vacancies shall be filled, by the Board. The Committee shall have full power and authority to (i) select the individuals to whom Options may be granted under the Plan;
(ii) determine the number of shares of Common Stock covered by each Option and the terms and conditions, not inconsistent with the provisions of the Plan, governing such Option; (iii) interpret the Plan and any Option granted thereunder; (iv) establish such rules and regulations as it deems appropriate for the administration of the Plan; and (v) take such other action as it deems necessary or desirable for the administration of the Plan. Any action of the Committee with respect to the administration of the Plan shall be taken by majority vote. The Committee's interpretation and construction of any provision of the Plan or the terms of any Option shall be conclusive and binding on all parties.

            3. PARTICIPANTS. Options may be granted under the Plan to any employee or officer of, or consultant to, the Company or of any affiliate of the Company. Nothing contained in the Plan, or in any Option granted pursuant to the Plan, shall confer upon any employee any right to the continuation of his or her employment, or limit in any way the Company's right to terminate his or her employment.

            4. THE SHARES. The shares that may be delivered or purchased under the Plan shall not exceed an aggregate of 20,000,000 shares (subject to adjustment pursuant to Section 7) of common stock, par value $.66 2/3 per share, of the Company (the "Common Stock") (subject to adjustment pursuant to Section
7). Such shares of Common Stock may be set aside out of the authorized but unissued shares of Common Stock not reserved for any other purpose or out of previously issued shares acquired by the Company and held in its treasury. Any shares of Common Stock which, by reason of the termination or expiration of an Option or otherwise, are no longer subject to an Option may again be subjected to an Option under the Plan.

            5. OPTIONS. Options to purchase Common Stock ("Options") shall be evidenced by option agreements which shall be subject to the terms and conditions set forth in the Plan and such other terms and conditions not inconsistent herewith as the Committee may approve.

                  (a) TYPES OF OPTIONS. Options granted under the Plan shall, as determined by the Committee at the time of grant, be either Options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") ("Incentive Stock Options") or Options not intended to so qualify ("Nonstatutory Stock Options"); provided, however, that Incentive Stock Options may be granted only to employees of the Company or a subsidiary (within the meaning of Section 424(f) of the Code) of the Company (a "Subsidiary"). Each option agreement shall identify the Option as an Incentive Stock Option or as a Nonstatutory Stock Option. Notwithstanding such designation, however, to the extent that the aggregate fair market value (determined on the date of grant) of Common Stock for which a participant is granted Incentive Stock Options that first become exercisable during any given calendar year exceeds $100,000, the Option
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         shall be treated as a Nonqualified Stock Option. For this purpose,
         Incentive Stock Options shall be taken into account in the order in which they were granted.

                  (b) PRICE. The price at which shares of Common Stock may be purchased upon the exercise of an Option granted under the Plan shall be the fair market value of such shares on the date of grant of such Option; provided, however, that an Incentive Stock Option granted to an employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent (within the meaning of Section 424(e) of the Code) or Subsidiary shall have a purchase price for the underlying shares equal to 110% of the fair market value of the Common Stock on the date of grant.

                  Solely for purposes of this Section 5(b) and Section 5(a), the fair market value of a share of Common Stock shall be deemed to be the average of the closing prices of the Common Stock on the 10 trading days immediately preceding the date of grant and the 10 trading days immediately following such date.

                  (c) PER-PARTICIPANT LIMIT. No participant may be granted Options during any consecutive 12-month period on more than 1,000,000 shares of Common Stock (subject to adjustment pursuant to Section 7).

                  (d) NONTRANSFERABILITY. Options granted under the Plan shall not be transferable other than by will or by the laws of descent and distribution, and, during a participant's lifetime, shall be exercisable only by the participant. Notwithstanding the foregoing, the Committee may, in the manner established by the Committee, allow a participant to transfer, without payment of consideration, any Nonstatutory Stock Option granted under the Plan to the participant's spouse, children, grandchildren, parents, and/or siblings, or to one or more trusts or partnerships for the benefit of such family members. Any Option so transferred shall continue to be subject to the same terms and conditions that applied to such Option immediately prior to its transfer (except that such transferred Option shall not be further transferable by the transferee during the transferee's lifetime).

                  (e) TERM AND EXERCISABILITY OF OPTIONS. Options may be granted for terms of not more than 10 years and shall be exercisable in accordance with such terms and conditions as are set forth in the option agreement evidencing the grant of such Options. In no event shall an Incentive Stock Option granted to an employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent (within the meaning of Section 424(e) of the Code) or Subsidiary be exercisable after the expiration of five years from the date such Incentive Stock Option is granted.

                  Except as otherwise provided in Section 5(f), no Option granted under the Plan shall be exercisable by a participant during the first year after the date of grant of such Option.

                  (f) TERMINATION OF EMPLOYMENT. Except to the extent otherwise provided in the option agreement evidencing such Option, an Option may not be exercised after a participant ceases to be an employee, officer or consultant except as set forth in this Section 5(f).

                        (i) Death, Disability, or Retirement. If a participant
              ceases to be an employee, officer or consultant by reason of death, permanent disability (within the meaning of Section 22(e)(3) of the Code), or, in the case of an employee, retirement at or after age 65, the participant (or the participant's estate in the event of the participant's death) may, within one (1) year following such cessation, exercise the Option with respect to all or any part of the shares of Common Stock subject thereto regardless of whether the Option was otherwise exercisable at the time of such cessation. Except in the case of the participant's death or permanent disability, the exercise of an Incentive Stock Option more than three (3) months after a participant ceases to be an employee of the Company or a Subsidiary will cause such Option to be treated as a Nonstatutory Stock Option.
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                        (ii) Other Reasons. If a participant ceases to be an
              employee, officer or consultant for any reason other than death, permanent disability, or retirement at or after age 65, the participant may, within three (3) months following such cessation, exercise the Option with respect to all or any part of the shares of Common Stock subject thereto, but only to the extent that such Option was exercisable at the time of such cessation.

      In no event may an Option be exercised after the expiration of the term of such Option.

                  (g) PAYMENT. Full payment of the purchase price for shares of Common Stock purchased upon the exercise, in whole or in part, of an Option granted under the Plan shall be made at the time of such exercise. The purchase price may be paid in cash or, if so provided in the option agreement evidencing the grant of such Option, in shares of Common Stock valued at their fair market value on the date of purchase. Alternatively, if the option agreement evidencing the grant of such Option so provides, the Option may be exercised in whole or in part by delivering a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the purchase price and applicable withholding taxes, and such other documents as the Committee may determine.

            6. WITHHOLDING. No later than the date as of which an amount first becomes includible in the gross income of a participant for Federal income tax purposes with respect to any Option under the Plan, the participant shall pay to the Company, or make arrangement satisfactory to the Committee regarding the payment of, any Federal, state, or local taxes required by law to be withheld with respect to such amount. Unless otherwise determined by the Committee, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Option that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind due to the participant.

            7. CHANGES IN CAPITAL STRUCTURE, ETC. In the event of any merger, share exchange, reorganization, consolidation, recapitalization, reclassification, distribution, stock dividend, stock split, reverse stock split, split-up, spin-off, or other similar transaction or event affecting the Common Stock, the Committee is authorized, to the extent it deems appropriate, to make substitutions or adjustments in the aggregate number and kind of shares of Common Stock reserved for issuance under the Plan, in the number, kind and price of shares of Common Stock subject to outstanding awards, and in the award limits under the Plan (or to make provision for cash payment to the holders of an Option). Outstanding Options shall be appropriately amended as to price and other terms in a manner consistent with the aforementioned adjustment to the shares of Common Stock subject to the Plan. Fractional shares resulting from any adjustment in Options pursuant to this Section 7 may be settled in cash or otherwise as the Committee shall determine. Notice of any adjustment shall be given by the Company to each holder of an Option which shall have been adjusted and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of this Plan.

            8. EFFECTIVE DATE AND TERMINATION OF PLAN. The Plan shall become effective on the date of its adoption by the Board, subject to the ratification of the Plan by the affirmative vote or consent of holders of a majority of the issued and outstanding shares of Common Stock. The Plan shall terminate 10 years from the date of its adoption or such earlier date as the Board may determine. Any Option outstanding under the Plan at the time of its termination shall remain in effect in accordance with its terms and conditions and those of the Plan.

            9. AMENDMENT. The Board may amend the Plan in any respect from time to time; provided, however, that no amendment shall become effective unless approved by affirmative vote of the Company's shareholders if such approval is necessary for the continued validity of the Plan or if the failure to obtain such approval would adversely affect the compliance of the Plan with Rule 16b-3 under the Exchange Act or any other rule or regulation. No amendment may, without the consent of a participant, impair such participant's rights under any Option previously granted under the Plan. The Board shall have the power, in
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the event of any disposition of substantially all of the assets of the Company, its dissolution, any merger or consolidation of the Company with or into any other corporation, or the merger or consolidation of any other corporation into the Company, to amend all outstanding Options to terminate such Options as of the effectiveness of such transaction. If the Board shall exercise such power, all Options then outstanding shall be deemed to terminate upon such effectiveness. The Board may, in its sole discretion, amend all outstanding Options to cause them to be immediately exercisable prior to the effectiveness of such termination.

            10. LEGAL AND REGULATORY REQUIREMENTS. No Option shall be exercisable and no shares shall be delivered under the Plan except in compliance with all applicable Federal and state laws and regulations including, without limitation, compliance with withholding tax requirements and with the rules of all domestic stock exchanges on which the Common Stock may be listed. Any share certificate issued to evidence shares for which an Option is exercised may bear such legends and statements as the Committee shall deem advisable to assure compliance with Federal and state laws and regulations. No Option shall be exercisable and no shares shall be delivered under the Plan, until the Company has obtained consent or approval from regulatory bodies, Federal or state, having jurisdiction over such matters as the Committee may deem advisable. In the case of the exercise of an Option by a person or estate acquiring the right to exercise the Option by bequest or inheritance, the Committee may require reasonable evidence as to the ownership of the Option and may require consents and releases of taxing authorities that it may deem advisable.

            11. GENERAL PROVISIONS. (a) Nothing contained in the Plan, or in any Option granted pursuant to the Plan, shall confer upon any employee any right to the continuation of the employee's employment. (b) Nothing contained in the Plan, or in any Option granted under the Plan, shall be construed to prevent the Company from taking any corporate action which is deemed by the Company to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Option granted under the Plan. No participant, beneficiary, or other person shall have any claim against the Company as a result of any such action. (c) The Plan and all Options made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of New York.